Exhibit 10.1(b)

UBS REAL ESTATE SECURITIES INC.
1285 Avenue of the Americas - 11th Floor
New York, New York 10019

September 11, 2008

Impac Funding Corporation

Impac Mortgage Holdings, Inc.

Impac Warehouse Lending Group, Inc.

19500 Jamboree Road

Irvine, California 92612

Attention: Ron Morrison

Fee Letter Re: Amended and Restated Master Repurchase Agreement

Ladies and Gentlemen:

We refer to the Amended and Restated Master Repurchase Agreement, dated as of September 11, 2008 (as amended, supplemented or otherwise modified from time to time, the “Master Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation (“Buyer”), IMPAC FUNDING CORPORATION, a California corporation, as a seller and as servicer (“IFC”), IMPAC MORTGAGE HOLDINGS, INC. a Maryland corporation, as a seller (“IMH”) and IMPAC WAREHOUSE LENDING GROUP, INC., a California corporation, as a seller (“IWLG” and together with IFC and IMH, the “Sellers”, and each individually, a “Seller”). This letter agreement (this “Fee Letter”) shall constitute the “Fee Letter” as defined in the Master Agreement. Capitalized terms used but not defined in this letter agreement are used with the meanings assigned to them in the Master Agreement.

Certain Payment Obligations of Sellers.

(a) Monthly Non-Income Payments. Sellers jointly and severally agree to pay to Buyer (i) within 30 days of the Restatement Closing Date, an amount equal to $750,000, and (ii) on the 30th day of each calendar month thereafter, until the date that IMH raises at least a gross amount of $150,000,000 of equity capital pursuant to its “efforts” obligation described in clause (i) of subsection (b) below, an amount equal to $1,500,000 per month, and (iii) after the date that IMH raises at least a gross amount of $150,000,000 of equity capital pursuant to its “efforts” obligation described in clause (i) of subsection (b) below, if ever occurring, then on the 30th day of each calendar month thereafter an amount equal to $750,000 continuing until all Repurchase Price and other obligations of Sellers under the Master Agreement shall have been paid in full. Neither Income received or receivable by Buyer under the Master Agreement, nor any entitlement of Sellers to a debit of the UBS Cash Account under the Master Agreement, shall be applied or credited in satisfaction of the Sellers’ obligations under this subsection (a), which shall constitute a separate payment obligation of the Sellers to be satisfied from other sources of funds (but subject to the last sentence of this subsection (a) below). All amounts paid to Buyer pursuant to this subsection (a) (any such amounts, “Monthly Non-Income Payments”) shall be paid to the account set forth in Section 7.01 of the Master Agreement and shall reduce the aggregate Repurchase Price with respect to all outstanding Transactions (in the order of, first, accrued and unpaid Price Differential, and then second, Purchase Price).

(b) IMH Capital Raise and Related Payment Obligations of IMH.

(i)            After the Restatement Closing date, IMH will use its best, commercially reasonable efforts, within sixty (60) days of its first becoming current and in compliance with its required SEC quarterly and annual reporting requirements and in any event not later than [October 31, 2008], to raise and to receive, in cash, additional equity capital contributions in an amount at least equal to a gross amount of $150,000,000 (from which related fees and expenses may be netted without affecting IMH’s compliance with this “efforts” undertaking if a gross amount of not less than $150,000,000 is raised).

(ii)           If IMH fails to raise and receive such amount of equity capital pursuant to its “efforts” undertaking in clause (i) of this subsection (b) by [October 31, 2008], IMH shall continue to use such efforts to raise additional equity capital. To the extent IMH succeeds in raising additional equity capital of $200,000,000 or more, then upon receiving proceeds of such equity capital raise, IMH shall immediately apply such proceeds to the repayment of (or otherwise repay) additional Outstanding Repurchase Price amounts at least equal to the amounts below corresponding to the aggregate equity capital contribution amounts below (it being agreed that the obligation to pay such amounts may be satisfied using the proceeds of such equity capital contributions or using other available sources of funds, if any, but shall constitute a separate obligation from, and will not be reduced by, any Monthly Non-Income Payments owing or made to Buyer, nor by any entitlement of Sellers to a debit of the UBS Cash Account under the Master Agreement, nor by Buyer’s receipt of Income to which it is entitled pursuant to the Master Agreement):

Aggregate Equity Capital	Amount of Outstanding Repurchase Price
Contributions Raised	Payable

$200,000,000 - 249,999,999.99	$21,000,000
$250,000,000 - 299,999,999.99	$26,000,000
$300,000,000 - 349,999,999.99	$31,000,000
$350,000,000 - 399,999,999.99	$36,000,000
$400,000,000 - 449,999,999.99	$41,000,000
$450,000,000 or more	$46,000,000

(iv)          Payments made by IMH to Buyer pursuant to this subsection (b) shall be paid to the account set forth in Section 7.01 of the Master Agreement and shall reduce the aggregate Repurchase Price with respect to all outstanding Transactions (in the order of, first, accrued and unpaid Price Differential, and then second, Purchase Price).

Certain Performance Fee Obligations of Buyer.

(a)          If Sellers shall repay the Outstanding Repurchase Price in full and pay all other amounts payable under the Master Agreement not later than the second anniversary of the Restatement Closing Date, then Buyer shall pay IMH a performance fee in cash equal to $1,500,000.

(b)         The aforementioned performance fee obligation shall be not payable if any of the amounts paid to Buyer pursuant to the Master Agreement are the subject of any litigation commenced by, or on behalf of, Sellers (or any of them) or are the subject of any disgorgement or similar action in any bankruptcy or insolvency proceeding.

Certain Margin and Servicing Fee Provisions in Master Agreement.

(a)          Spread Fee Rate. As used in the Master Agreement, the “Spread Fee Rate” shall be 3.25% per annum.

(b)         Seller’s Cash Component Spread Fee Rate. As used in the Master Agreement, the “Seller’s Cash Component Spread Fee Rate” shall be 1.00% per annum.

(c)          Post-Default Spread. As used in the Master Agreement, the “Post-Default Spread” shall be 4.00% per annum.

(d)         Interim Servicer Fee Rate. As used in the Master Agreement, the “Interim Servicer Fee Rate” shall be 0.03% per annum.

(e)          Platform Servicer Fee Rate. As used in the Master Agreement, the “Platform Servicer Fee Rate” shall be 0.47% per annum; provided, that if the Servicer is no longer acting as interim servicer under the Master Agreement so as to no longer be entitled to accruing Interim Servicing Fee (as described in Section 11.10(j) of the Master Agreement), then the Platform Servicer Fee Rate shall thereafter be 0.50% per annum.

Governing Law, Etc.

This Fee Letter shall not be assignable by Sellers (or any of them) without the prior written consent of Buyer, and any purported assignment without such consent shall be void.

This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Fee Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Fee Letter. This Fee Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto.

This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Fee Letter is hereby waived. Each party to this Fee Letter hereby submits to the non-exclusive personal jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Fee Letter or any of the matters contemplated hereby, and agrees that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process against it for any suit, action or proceeding relating to any such dispute. Each party irrevocably and unconditionally waives any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction a party is or may be subject by suit upon judgment.

The provisions of this Fee Letter shall survive the expiration or termination of the Master Agreement (including any extensions). This Fee Letter shall be governed by the confidentiality provisions of the Master Agreement.

[signatures follow]

If Sellers are in agreement with the foregoing, kindly sign and return to Buyer the enclosed copy of this Fee Letter.

Very truly yours,

UBS REAL ESTATE SECURITIES INC.

By:	/s/ Robert Carpenter
	Name:	Robert Carpenter
	Title:	Executive Director

By:	/s/ Jonathan Banks
	Name:	Jonathan Banks
	Title:	Executive Director

Accepted and agreed to as of
the date first written above:

IMPAC FUNDING CORPORATION

By:	/s/ Ronald Morrison
Name:	Ronald Morrison
Title:	Executive Vice President

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald Morrison
Name:	Ronald Morrison
Title:	Executive Vice President

IMPAC WAREHOUSE LENDING GROUP, INC.

By:	/s/ Ronald Morrison
Name:	Ronald Morrison
Title:	Executive Vice President